Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES NAMES JAMES G. CONROY AS NEXT CHIEF EXECUTIVE OFFICER

Dublin, California, October 28, 2024 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that its Board of Directors has appointed James Conroy (54), a seasoned retail CEO, as Chief Executive Officer, succeeding Barbara Rentler effective February 2, 2025. Initially, Mr. Conroy will join the Company on December 2, 2024 as Chief Executive Officer – Elect, when he will also become a member of the Board of Directors, reporting to Executive Chairman Michael Balmuth. Upon becoming CEO, he will report directly to the Company’s full Board of Directors.

Mr. Conroy is a talented retail executive with more than 25 years of management, operational, and consulting experience. Most recently since 2012, Mr. Conroy has served as President and Chief Executive Officer of Boot Barn, one of the nation’s leading lifestyle retailers of western and work-related footwear, apparel, and accessories for men, women, and children, with over 400 locations in 46 states and an e-commerce channel. Prior to joining Boot Barn, Mr. Conroy served in various executive roles at Claire’s Stores, Inc. from 2007 to 2012, including Chief Operating Officer and Interim Co‑Chief Executive Officer in 2012 and President from 2009 to 2012.

Mr. Conroy’s appointment follows a comprehensive search process launched when Ross announced its long-term CEO succession plan in June 2023. As part of the previously announced succession plan, Barbara Rentler (67), current Chief Executive Officer and Vice Chair, will move to an advisory role as of February 2, 2025, where she will continue to play an important role in the ongoing implementation of merchandising strategies through March 31, 2027.

Michael Balmuth, Executive Chairman said, “We are excited to welcome Jim to Ross as we build on our long history of profitable growth. Jim is a proven retail executive with a demonstrated record of developing and leading successful retail management teams and creating tremendous value for shareholders. We also are confident that Jim’s track record of leveraging customer-centric retail strategies to maximize top- and bottom-line results will help drive our Company’s profitable growth and shareholder value over the near and long term.”

Mr. Balmuth continued, “On behalf of the Board and all our associates, I especially want to express our sincere gratitude to Barbara Rentler for her outstanding leadership as CEO over the last decade, as well as her almost 40 years with the Company. She has been instrumental in developing our current exceptional merchandising and operational organization that has set a strong foundation for continued growth. We are grateful that we will also be able to benefit from Barbara’s expertise in an advisory capacity over the next few years.”

Ms. Rentler, Chief Executive Officer said, “I am deeply grateful not only for the last ten years, serving as CEO of Ross, but also for my entire tenure with the organization since joining the Company in 1986. For almost four decades, I have been privileged to work with some of the most talented people in retail. Their commitment and hard work have contributed to our expansion and profitability over the years. I thank all our valued associates for their efforts and look forward to the continued growth and success of our Company.”

Mr. Conroy said, “I have long admired Ross Stores’ strong customer-focused value offerings and its incredible growth trajectory. I am very excited to be joining the Company and for the opportunity to work with a tremendously talented leadership team to build on the Company’s long track record of success.”

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2023 revenues of $20.4 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,836 locations in 43 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 356 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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